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                                WARRANT AGREEMENT

                                 March 28, 2000


Capital West Securities, Inc.
211 N. Robinson, Suite 200
One Leadership Square
Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

         MGi2, Inc., a Delaware corporation (the "Company"), does hereby issue and sell to Capital West Securities, Inc. ("Capital West") or any permitted assigns thereof warrants (the "Warrants") to purchase up to an aggregate of 190,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), subject to adjustment and the terms and conditions contained in this Agreement.

1. ISSUANCE OF WARRANTS; EXERCISE PRICE. The Warrants, which are in the form attached hereto as Exhibit "A," are issued to Capital West concurrently with the execution of this Agreement in consideration of the services Capital West has performed for the Company and the payment by Capital West to the Company of the sum of $5,000.00, the receipt and sufficiency of which are hereby acknowledged by the Company. Capital West, or such other holder or holders of the Warrants to whom transfer is authorized in accordance with the terms of this Agreement, shall have the right to purchase up to an aggregate of 190,000 shares of Common Stock at an exercise price per share of Common Stock equal to 165% of the public offering price per share of Common Stock as set forth in the Company's Form N-2 Registration Statement, Registration No.333-95905 (the "Registration Statement"), as declared effective by the U.S. Securities & Exchange Commission (the "Exercise Price"). The number, character and Exercise Price of such shares of Common Stock covered by the Warrants are subject to adjustment as hereinafter provided. The term "Common Stock" includes, unless the context otherwise requires, the stock and other securities and property receivable upon exercise of the Warrants.

2. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to Capital West and to each subsequent holder of the Warrants the following.

         2.1 AUTHORITY. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable in accordance with its terms. Neither the issuance of the Warrants nor the issuance of the shares of Common Stock issuable upon exercise of the Warrants will result in a breach or violation of any terms or provisions of, or constitute a default under, any contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound, the Certificate of Incorporation or Bylaws of the Company, or any law, order, rule, regulation or decree of any government, governmental instrumentality or court, domestic or foreign, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company.


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         2.2      COMPLIANCE WITH LAWS. No consent, approval, authorization or order of any court or governmental agency or body is required for the sale and issuance of the Warrants or the sale and issuance of the shares of Common Stock issuable upon exercise of the Warrants, except such as have been obtained or the restrictions on transferability as may be required under the Securities Act of 1933, as amended (the "1933 Act"), and such as may be required under state securities or blue sky laws in connection with the issuance of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants. Upon exercise of the Warrants by the holder thereof, the shares of Common Stock with respect to which the Warrants are exercised will be validly issued, fully paid, and non-assessable, and good and marketable title to such shares of Common Stock will be delivered to such holder free and clear of all liens, encumbrances, equities, claims or preemptive or similar rights.

         2.3 REPORTING. During the term of this Agreement, the Company will make timely filings of all periodic and other reports and forms and other materials required (but only to the extent required) to be filed with the Commission pursuant to the 1933 Act, the Investment Company Act of 1940, as amended (the "Investment Company Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the 1933 Act, Investment Company Act and the Exchange Act being collectively called the "Acts"), and with any national securities exchange or quotation system upon which any of the securities of the Company may be listed.

3. NOTICES OF RECORD DATE. In the event of (a) any taking by the Company of a record date with respect to the holders of any class of securities of the Company for purposes of determining which of such holders are entitled to dividends or other distributions (other than regular quarterly dividends), or any right to subscribe for, purchase or otherwise acquire shares of stock of any class or any other securities or property, or to receive any other right, (b) any capital reorganization of the Company, or reclassification or recapitalization of capital stock of the Company or any transfer in one or more related transactions of all or a majority of the assets or revenue or income generating capacity of the Company to, or consolidation or merger of the Company with or into, any other entity or person, or (c) any voluntary or involuntary dissolution or winding up of the Company, then and in each such event the Company will mail or cause to be mailed to each holder of the Warrants at the time outstanding a notice specifying, as the case may be, the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right; or the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place and the time, if any is to be fixed, as of which the holders of record of Common Stock (or any other class of stock or securities of the Company, or another issuer pursuant to paragraph 6, receivable upon the exercise of the Warrants) will be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such event. Any such notice will be deposited in the United States mail, postage prepaid, at least ten days prior to the date therein specified, and the holders(s) of the Warrant(s) may exercise the Warrant(s) and participate in such event as a registered holder of Common Stock, upon exercise of the Warrant(s) so held, within the ten day period from the date of mailing of such notice.

4. NO IMPAIRMENT. The Company will not, by amendment of its organizational documents or

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through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or of the Warrants, but will at all times in good faith take any and all action as may be necessary in order to protect the rights of the holders of the Warrants against impairment. Without limiting the generality of the foregoing, the Company (a) will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, shares of Common Stock issuable from time to time upon exercise of the Warrants, (b) will not increase the par value of any shares of stock receivable upon exercise of the Warrants above the amount payable in respect thereof upon such exercise, and (c) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of the Warrants, or any of them.

5. EXERCISE OF WARRANTS. At any time and from time to time on and after the first anniversary of the date that the U.S. Securities & Exchange Commission (the "Commission") declares effective the Registration Statement and expiring at 5:00 p.m., Houston, Texas time, on the fifth anniversary from the date that the Commission declared effective the Registration Statement, Warrants may be exercised as to all or any portion of the whole number of shares of Common Stock covered by the Warrants by the holder thereof. If such expiration date falls on a Saturday, Sunday, or on a legal holiday on which federal banks are required to be closed, then the Warrants may be exercised until 5:00 p.m. Houston, Texas time on the next succeeding business day.

         5.1 METHOD OF EXERCISE. The Warrants may be exercised by delivery to the Company at the Company's principal offices of (a) the Warrants to be exercised, (b) executed written Election to Purchase Common Stock for shares to be purchased in the form attached hereto as Exhibit "B" and (c) except as otherwise provided in this paragraph 5.1, a certified check payable to the order of the Company in the amount required for purchase of the shares as to which the Warrant is being exercised. Warrants may be exercised without the payment of cash to the Company by delivery to the Company of (y) the Warrants to be exercised, and (z) the executed Election to Purchase Common Stock in the form attached as Exhibit "B", pursuant to which the holder thereof elects to exercise the Warrants or any portion thereof by implementing the cashless exercise procedure, and upon such cashless exercise the holder shall receive upon such surrender of the Warrant(s) (and without any payment in cash) that number of shares of Common Stock equal to the product of the number of shares of Common Stock obtainable upon exercise of the Warrant(s) (or the portion thereof as to which the exercise relates) multiplied by a fraction, (i) the numerator of which is the difference between the then Current Value (as defined in this paragraph 5.3) of one full share of Common Stock on the date of exercise and the Exercise Price, and (ii) the denominator of which is the Current Value of one full share of Common Stock on the date of exercise.

         5.2 ISSUANCE OF CERTIFICATE. Upon the exercise of a Warrant in whole or in part, the Company will within five business days thereafter, at its expense (including the payment by the Company of any applicable issue or transfer taxes), cause to be issued in the name of and delivered to the Warrant holder a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock to which such

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                  holder is entitled upon exercise of the Warrant. If such
                  holder is entitled to a fractional share, in lieu thereof such holder will be paid a cash amount equal to such fraction, multiplied by the Current Value of one full share of Common Stock on the date of exercise. Certificates for shares of Common Stock issuable by reason of the exercise of the Warrant or Warrants will be dated and will be effective as of the date of the surrendering of the Warrant for exercise, notwithstanding any delays in the actual execution, issuance or delivery of the certificates for the shares so purchased. If a Warrant (or Warrants) is exercised as to less than the aggregate amount of all shares of Common Stock issuable upon exercise of all Warrants held by such person, the Company will issue a new Warrant to the holder of the Warrant so exercised covering the aggregate number of shares of Common Stock as to which Warrants remain unexercised.

         5.3 CURRENT VALUE DEFINED. For purposes of this Agreement, "Current Value" means (a) the average of the means between the closing bid and asked prices of the Common Stock in the over-the-counter market for 20 consecutive business days commencing 30 business days before the date of such notice,
                  (b) if the Common Stock is quoted on the Nasdaq SmallCap Market, the average of the means of the daily closing bid and asked prices of the Common Stock as quoted on the Nasdaq SmallCap Market for 20 consecutive business days commencing 30 business days before the date of such notice, (c) if the Common Stock is listed on any national securities exchange or the Nasdaq National Market System, the average of the daily closing prices of the Common Stock as published on such national securities exchange or quoted the Nasdaq National Market System, as applicable, for 20 consecutive business days commencing 30 business days before the date of such notice or
                  (d) if none of the foregoing valuation methods are applicable, the Appraised Value (as defined below).

         5.4 APPRAISAL VALUE DEFINED. For the purposes of this Agreement, "Appraised Value" is the value determined in accordance with the following procedures. For a period of five business days after the date of an event (a "Valuation Event") requiring determination of Current Value at a time when no public market exists for the Common Stock (the "Negotiation Period"), each party to this Agreement agrees to negotiate in good faith to reach agreement upon the Appraised Value of the securities or property at issue, as of the date of the Valuation Event, which will be the fair market value of such securities or property, without premium for control or discount for minority interests, illiquidity or restrictions on transfer. If the parties are unable to agree upon the Appraised Value of such securities or other property by the end of the Negotiation Period, then the Appraised Value of such securities or property will be determined for purposes of this Agreement by a recognized appraisal or investment banking firm mutually agreeable to the holders of the Warrants and the Company (the "Appraiser"). If the holders of the Warrants and the Company cannot agree on an Appraiser within two business days after the end of the Negotiation Period, the Company, on the one hand, and the holders of the Warrants, on the other hand, will each select an Appraiser within 10 business days after the end of the Negotiation Period and those two Appraisers will select 10 days after the end of the Negotiation Period an independent Appraiser to determine the fair market value of such securities

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                  or property, without premium for control or discount for
                  minority interests. Such independent Appraiser will be directed to determine fair market value of such securities or property as soon as practicable, but in no event later than 30 days from the date of its selection. The determination by an Appraiser of the fair market value will be conclusive and binding on all parties to this Agreement. Appraised Value of each share of Common Stock at a time when(a) the Company is not a reporting company under the Exchange Act and(b) the Common Stock is not traded in the organized securities markets, will, in all cases, be calculated by determining the Appraised Value of the entire Company taken as a whole and dividing that value by the number of shares of Common Stock then outstanding, without premium for control or discount for minority interests, illiquidity or restrictions on transfer. The costs of the Appraisers will be borne by the Company. In no event will the Appraised Value of the Common Stock be less than the per share consideration received or receivable with respect to the Common Stock or securities or property of the same class in connection with a pending transaction involving a sale, merger, recapitalization, reorganization, consolidation, or share exchange, dissolution of the Company, sale or transfer of all or a majority of its assets or revenue or income generating capacity, or similar transaction.

6.       PROTECTION AGAINST DILUTION.

         6.1 STOCK DIVIDENDS; SUBDIVISIONS; RECLASSIFICATION. If, at any time or from time to time after the date of this Agreement, the Company (a) pays a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) subdivides its outstanding shares of Common Stock into a greater number of shares, (c) combines its outstanding shares of Common Stock into a smaller number of shares, or (d) issues by reclassification of its Common Stock any shares of any other class of capital stock of the Company, the number of shares of Common Stock issuable upon exercise of the Warrants and the Exercise Price in effect immediately prior to such event will be adjusted so that, upon exercise of the Warrants, the holder will be entitled to purchase, without additional consideration therefor, the number of shares of Common Stock or other capital stock of the Company which the holder would have owned or been entitled to purchase immediately following the happening of any of the events described above in this paragraph 6.1 had the Warrants been exercised and the holder become the holder of record of the shares of Common Stock issuable upon exercise of the Warrants immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution or the effective date of such subdivision, combination or reclassification at an Exercise Price equal to the aggregate consideration which the holder would have had to pay for such shares of Common Stock immediately prior to such event divided by the number of shares of Common Stock the holder is entitled to receive immediately after such event. An adjustment made pursuant to this paragraph 6.1 will become effective immediately after the record date in the case of a dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

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         6.2      CERTAIN SALES. Except as provided in paragraph 6.4, if, at any time or from time to time after the date of this Agreement, the Company issues or sells any shares of Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale, the Exercise Price will be adjusted as of the date of such issuance or sale to be the price determined by dividing (a) the sum of (i) the number of shares of Common stock outstanding immediately prior to such issuance or sale multiplied by the Exercise Price plus
                  (ii) the consideration received by the Company upon such issuance or sale by (b) the total number of shares of Common Stock outstanding after such issuance or sale.

         6.3 CERTAIN OPTIONS AND WARRANTS. Except as provided in paragraph 6.4, if, at any time or from time to time after the date of this Agreement, the Company issues or sells any rights, options, warrants, or other securities entitling the holders thereof to purchase Common Stock or to convert such securities into Common Stock at a price per share (determined by dividing
                  (a) the total amount, if any, received or receivable by the Company in consideration of the issuance or sale of such rights, options, warrants or other securities plus the total amount, if any, payable to the Company upon exercise or conversion thereof (the "Total Consideration") by (b) the number of additional shares of Common Stock issuable upon exercise or conversion of such securities) which is less than the Exercise Price in effect on the date of such issuance or sale, the Exercise Price will be adjusted as of the date of such issuance or sale to be the price determined by dividing
                  (a) the sum of (i) the number of shares of Common Stock outstanding on the date of such issuance or sale multiplied by the Exercise Price in effect immediately prior thereto plus
                  (ii) the Total Consideration by (b) the sum of (i) the number of shares of Common Stock outstanding on the date of such issuance or sale plus (ii) the maximum number of additional shares of Common Stock issuable upon exercise or conversion of such securities.

         6.4 OPTION PLANS. No adjustment in the Exercise Price will be required in the case of (a) the grant by the Company of stock options to employees of the Company under the Company's 2000 Stock Plan to the extent such grants do not exceed an aggregate of 650,000 shares of Common Stock and such grants are in accordance with the Company's 2000 Stock Plan, or (b) the issuance of shares of Common Stock upon the exercise of stock options (i) referred to in clause (a) hereof or (ii) granted by the Company which grant had triggered an adjustment in the Exercise Price.

         6.5 MERGERS; CONSOLIDATION; SALE. In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of all or substantially all of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another entity (including any exchange effected in connection with a merger of any other corporation with the Company), the holders of the Warrants will have the right thereafter, upon exercise of the Warrants, to receive the kind and amount of securities, cash or other property which the holder would have owned or been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the

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                  Warrants been exercised immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance, and, in any such case, if necessary, appropriate adjustment will be made in the application thereafter of the provisions of this paragraph 6 with respect to the rights and interests of the holders of the Warrants so that the provisions of this paragraph 6 thereafter will be correspondingly applicable, as nearly as may reasonably be, to such securities and other property. The provisions of this paragraph 6.5 will similarly apply to successive consolidations, mergers, statutory, exchanges, sales or conveyances. Notice of any such consolidation, merger, statutory exchange, sale or conveyance, and of said provisions so proposed to be made, will be mailed to the holders of the Warrants not less than 10 days prior to such event. A sale of all, or substantially all, of the assets of the Company for a consideration consisting primarily of securities will be deemed a consolidation or merger for the foregoing purposes.

         6.6 REQUIREMENTS FOR ADJUSTMENTS. No adjustment of the Exercise Price will be required unless such adjustment would require an increase or decrease of at least $0.05; provided, however, that any adjustments which by reason of this paragraph 6.6 are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further, that adjustments will be required and made in accordance with the provisions of this paragraph 6 (other than this paragraph 6.6) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holder. All calculations under this paragraph 6 will be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this paragraph 6 to the contrary notwithstanding, the Company will be entitled to make such reductions in the Exercise Price, in addition to those required by this paragraph 6, as it will deem to be advisable in its discretion in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its shareholders will not be taxable.

         6.7 CERTIFICATE OF ADJUSTMENT. Whenever the Exercise Price is adjusted as provided in this paragraph 6 and upon any modification of the rights of any holder of Warrants in accordance with this paragraph 6, the Company promptly will prepare or obtain, a certificate setting forth (a) the Exercise Price and the number of the shares of Common Stock issuable upon exercise of the Warrants after such adjustment or modification, and (b) a brief statement of the facts requiring such adjustment or modification and the manner of computing the same, and will cause copies of such certificate to be mailed promptly to the holders of Warrants.

         6.8 CERTAIN CASH DIVIDENDS. If the Board of Directors of the Company declares any dividend or other distribution in cash with respect to the Common Stock, other than out of earned surplus, or net profits for the fiscal year in which such dividend is declared, the Company will mail notice thereof to the holders of the Warrants not less than 15 days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution.

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         6.9      CONSIDERATION DEFINED. For purposes of this paragraph 6, if any shares of Common Stock, options or securities entitling the holders thereof to purchase Common Stock will be, or are to be, sold or issued by the Company for cash, the net proceeds received by the Company will be deemed to be the consideration received by the Company therefor. If any shares of Common Stock, options or securities entitling the holders thereof to purchase Common Stock or to convert such securities into Common Stock will be, or are to be, sold or issued for a consideration other than cash, the amount of the consideration, other than cash received by the Company, will be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

7.       REGISTRATION RIGHTS.

         7.1 DEMAND RIGHTS. The Company agrees that, upon written request given to the Company at any time on or after the first anniversary of the effective date of the Registration Statement and expiring at 5:00 p.m., Houston, Texas time, on the fifth anniversary of the effective date of the Registration Statement, from the holder or holders of not less than 51% of the shares of Common Stock subject to the then outstanding Warrants and Common Stock acquired upon exercise of the Warrants and not resold (excluding Warrants and Warrant Shares, if any, held by the Company, and any affiliate, director, officer, or employee of the Company), it will, within 45 days after receipt of such notice, promptly prepare, file and diligently prosecute to effectiveness, an appropriate filing with the Commission of a registration statement covering all of such shares under the Acts, and the appropriate registration statements or applications under the securities laws of such states as such holders, in their discretion, will determine, and will use its best efforts to have such registration statement and application (including both the registration under the Acts and the registration or application made under the various state securities laws) declared effective as soon as practicable after the filing thereof and to remain effective and current for a period of at least 180 days (exclusive of any period during which the prospectus included therein does not meet the requirements of the Acts) and will take all other action necessary or appropriate to cause the prospectus included therein to be available for the sale of such shares from time to time during such period by the holders thereof in ordinary brokerage transactions in the over-the-counter market or on any national securities exchange on which the Common Stock is then listed. At least 15 days prior to such filing, the Company will give written notice of such proposed filing to each registered holder of any of the Warrants at the holders' addresses appearing on the records of the Company and to each registered holder of Common Stock purchased from the exercise of any Warrants at such holder's address appearing on the Company records, and will offer to include in such registration statement any proposed distribution of such Common Stock held or to be held by each such registered holder; provided, however, that except as provided in paragraph 7.5, the Company need not effect the registration of the sale or distribution of Common Stock purchased upon exercise of Warrants under this paragraph 7.1 more

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                  than once; provided further, that the inclusion of any shares of Common Stock issuable upon the exercise of the Warrants in the Registration Statement shall not be counted or considered for the purposes of this paragraph 7.1. Notwithstanding the foregoing, the rights of the holders of the Warrants and the Warrant Shares acquired upon exercise of the Warrants under this paragraph 7.1 shall expire at such time as each registered holder of the Warrants and the Warrant Shares shall have received from counsel to the Company, which counsel must be reasonably acceptable to Capital West, an unqualified written legal opinion, which opinion must be reasonably satisfactory to Capital West and its counsel, that all such holders have the unqualified right under all applicable securities laws to immediately and at any time after the date of such opinion freely trade and sell, without any restrictions or limitations under any applicable securities laws, all of the Warrant Shares then held and purchasable upon the exercise of the Warrants by all such holders.

         7.2 EXPENSES. All expenses, disbursements and fees (including, but not limited to, fees and expenses of counsel for the Company, special auditing fees specifically attributable to the sale by the selling holder or holders of Common Stock, printing expenses (including all necessary copies of the registration statement and prospectuses contained therein), registration and filing fees and blue sky fees and expenses, and fees and charges of the Company's transfer agent and registrar for services rendered in connection therewith) will be borne by the Company; provided, however, that the Company will not be required to pay for any expenses of any registration proceeding begun (in which case holders will bear such expenses) if the registration request is subsequently withdrawn at any time at the request of the holder or holders of not less than 51% of the shares issued and issuable upon exercise of the Warrants, unless such withdrawal is due to the misconduct of the Company or due to an unforeseen material adverse change in the business, properties, prospects or financial condition of the Company occurring prior to the effectiveness of the registration statement, in which case the Company will continue to bear such expenses.

         7.3 OFFERING MATERIALS. In connection with any registration under the Act and specified state securities law pursuant to this Agreement, the Company will, without charge, furnish each holder whose shares are registered thereunder with copies of the registration statement and all amendments thereto and will, without charge, supply each such holder with copies of any preliminary and final prospectus included therein in such quantities as may be necessary for the purposes of such proposed sale or distribution that the holder or holders may reasonably request.

         7.4 HOLDER INFORMATION. In connection with any registration of shares pursuant to this paragraph 7, the holders whose shares are being registered will furnish the Company with such information concerning such holders and the proposed sale or distribution as will be required for use in the preparation of such registration statement and applications.

         7.5 PIGGYBACK RIGHTS. If any time following one year after the effective date of the Registration Statement and expiring on the fifth anniversary of the effective date of

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                  the Registration Statement, the Company proposes to file a registration statement under the Acts or any of them covering a proposed sale of shares of Common Stock or any other securities of the Company, (other than registration statements under a Form S-8 (or successor forms) to register interests in employee benefit plans or Form S-4 (or successor forms) to register securities issued in connection with mergers or acquisitions), the Company will (a) give to each holder who then owns any Warrants or any shares of Common Stock acquired pursuant to the exercise of Warrants notice of such proposed registration at least 30 days prior to the filing of the registration statement, (b) upon the written request of each such holder given to the Company at least 10 days prior to such filing, include within the coverage of such registration statement all shares of Common Stock subject to the Warrants or acquired upon exercise of the Warrants which it has been so requested to include, (c) use its best efforts to cause such registration statement to become effective under the Acts as soon as practicable and (d) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all shares of Common Stock subject to the Warrants or acquired upon the exercise of the Warrants which it has been so requested to include within the coverage of such registration statement to be sold or otherwise disposed of, and maintain such in compliance with each such Federal and state law and regulation of any governmental authority for a period not less than 180 days (exclusive of any periods during which the prospectus included therein does not meet the requirements of the Acts); provided however, that the Company may withdraw or cease proceeding with the registration if it shall withdraw or cease proceeding with the registration of such securities originally proposed to be registered. All expenses, disbursements and fees (including, but without limitation, fees and expenses of counsel, auditing fees, printing expenses, Commission filing fees and expenses, but excluding any underwriting discounts or commissions) incurred in connection with the registration by the Company of the sale of any shares for any such holder under this paragraph 7.5 will be borne by the Company.

8.       INDEMNIFICATION; CONTRIBUTION.

         8.1 INDEMNIFICATION OF WARRANT HOLDERS. The Company will indemnify and hold harmless Capital West and each holder of the Warrants and of Common Stock registered pursuant to paragraph 7 of this Agreement with the Commission, or under the Registration Statement, or under any Blue Sky Law or regulation and each officer, director, employee or representative of Capital West and such holder (individually each of the foregoing, an "Indemnified Holder", and collectively the foregoing the "Indemnified Holders") against any losses, claims, damages, or liabilities, joint or several, to which any of the Indemnified Holders may become subject under the Acts or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, registration statement, prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Holder for any legal or other expenses reasonably

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

                  incurred by the Indemnified Holder in connection with investigating or defending any such action or claim regardless of the negligence of any such Indemnified Holder; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus, registration statement or prospectus, or any such amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such Indemnified Holder expressly for use therein.

         8.2 INDEMNIFICATION OF THE COMPANY. Each holder of Common Stock registered pursuant to paragraph 7 of this Agreement will, severally and not jointly, indemnify and hold harmless the Company against any losses, claims, damages, or liabilities to which the Company may become subject under the Acts insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any such preliminary prospectus, registration statement or prospectus, or any amendment or supplement thereto, registering shares of Common Stock pursuant to paragraph 7 of this Agreement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any such preliminary prospectus, registration statement or prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such holder expressly for use therein.

         8.3 PROCEDURE FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under paragraphs 8.1 or 8.2 of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under either such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability that it may otherwise have to any indemnified party. If any such action shall be brought against any indemnified party and such indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to assume the defense thereof by notice in writing to the indemnified party using counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, using counsel reasonably satisfactory to the indemnified party, the indemnifying party will not be liable to such indemnified party for any legal expenses of other counsel or any other expense, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation incurred prior to the assumption by the indemnifying party, unless such expenses have been specifically authorized in writing by the indemnifying party, the indemnifying party has failed to assume the defense and employ counsel reasonably satisfactory to the indemnified party , or the named parties to any such action include both the indemnified party and the indemnifying party and such indemnified party has been advised by counsel that the representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate due to actual or potential differing interests between them, in each of which cases the fees of counsel for the indemnified party will be paid by the indemnifying party.

         8.4 CONTRIBUTION. If the indemnification provided for in this paragraph 8 is unavailable or insufficient to hold harmless an indemnified party under paragraphs 8.1 or 8.2 in respect of any losses, claims, damages, or liabilities (or action in respect thereof) referred to therein, then each indemnifying party will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the holder or holders from this Agreement and from the offering of the shares of Common Stock. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party will contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the holders in connection with the statement or omissions that resulted in such losses, claims, damages, or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the holders agree that it would not be just and equitable if contribution pursuant to this paragraph 8.4 were determined by pro rata allocation (even if the holders were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to above in this paragraph
                  8.4. Except as provided in paragraph 8.3, the amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above in this paragraph 8.4 will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigation or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding any provision in this paragraph 8.4 to the contrary, no holder will be liable for any amount, in the aggregate, in excess of the net proceeds to such holder from the sale of such holder's shares (obtained upon exercise of Warrants) giving rise to such losses, claims, damages, or liabilities.

         8.5 RIGHTS CUMULATIVE. The obligations of the Company under this paragraph 8 will be in addition to any liability that the Company may otherwise have and will extend, upon the same terms and conditions, to each person, if any, who controls any holder of Warrants within the meaning of the Act. The obligations of the holders of Common Stock under this paragraph 8 will be in addition to any liability that such holders may

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

                  otherwise have and will extend, upon the same terms and conditions to each person, if any, who controls the Company within the meaning of the Acts.

9. STOCK EXCHANGE LISTING. If the Company lists its Common Stock on any national securities exchange or the NASDAQ National Market System or Small Cap Market, the Company will, at its expense, also list on such exchange or the NASDAQ, whichever is applicable, all shares of Common Stock issuable pursuant to the Warrants.

10. SPECIFIC PERFORMANCE. The Company stipulates that remedies at law, in money damages, available to the holder or holders of the Warrants, or of a holder or holders of Common Stock issued pursuant to exercise of the Warrants, in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate. Therefore, the Company agrees that the terms of this Agreement may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction (without providing a bond) against a violation or threatened violation of any of the terms hereof or otherwise.

11. SUCCESSORS AND ASSIGNS; BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of Capital West and the Company and their respective successors and permitted assigns.

12. NOTICES. Any notice hereunder will be given by registered or certified mail, if to the Company at its principal office located at 9821 Katy Freeway, Suite 500, Houston, Texas 77024, if to Capital West to the attention of Robert O. McDonald, Robert G. Rader, or Gregory M. Jones at its principal office located at One Leadership Square, Suite 200, 211 North Robinson, Oklahoma City, Oklahoma, 73102, and, if to any of the other holders, to their respective addresses shown in the Warrant ledger of the Company, provided that any holder may at any time on three days' written notice to the Company designate or substitute another address where notice is to be given. Notice will be deemed given and received after a certified or registered letter, properly addressed with postage prepaid, is deposited in the U.S. mail.

13. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the remainder of this Agreement.

14. ASSIGNMENT; REPLACEMENT OF WARRANTS. If the Warrant or Warrants are assigned, in whole or in part, the Warrants will be surrendered at the principal office of the Company, and thereupon, in the case of a partial assignment, a new Warrant will be issued to the holder thereof covering the number of shares not assigned, and the assignee will be entitled to receive a new Warrant covering the number of shares so assigned. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant and appropriate bond or indemnification protection, the Company will issue a new Warrant of like tenor. Except as contemplated by paragraph 7 of this Agreement, the Warrants will not be transferred, sold, or otherwise hypothecated by Capital West or any other person and the Warrants will be nontransferable, except to (a) one or more persons, each of which on the date of transfer is an officer of or partner in Capital West; (b) to one or more of the underwriters participating in the IPO as set forth in the Registration Statement or any officer or partner of such underwriter, (c) a partnership or partnerships, the partners of which are

Capital West or any of the underwriters referred to in (b) above and one or more persons, each of whom on the date of transfer is an officer of Capital West or any of the underwriters referred to in (b) above; (d) a successor to Capital West in merger or consolidation;(e) a purchaser of all or substantially all of Capital West's assets; or(f) a person that receives a Warrant upon death of a holder pursuant to will, trust, or the laws of intestate succession which assignee shall be bound by the provisions of this
Section 14. Upon such assignment, Capital West or the holder, whichever is applicable, will execute the form attached hereto as Exhibit C and deliver such to the Company.

15. GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of choice of laws thereof.

16. DEFINITION. All references to the word "you", and to "Capital West" in this Agreement will be deemed to apply with equal effect to any persons or entities to whom Warrants have been assigned or transferred in accordance with the terms hereof, and, where appropriate, to any persons or entities holding shares of Common Stock issuable upon exercise of Warrants.

17. HEADINGS. The headings herein are for purposes of reference only and will not limit or otherwise affect the meaning of any of the provisions hereof.

                                    Very truly yours,

                                    MGi2, Inc.


                                    By:
                                       -----------------------------------------
                                       Cary M. Grossman, Chief Executive Officer

Accepted as of April ____, 2000.

CAPITAL WEST SECURITIES, INC.


By:
   ------------------------------
    Robert O. McDonald, Chairman


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